Exhibit 10.14

November 7, 2015

Raymond Skwierczynski, Ph.D.
(address redacted)

Dear Ray:

Pursuant to our recent discussions, I would like to offer you employment with CoLucid Pharmaceuticals, Inc. (“CoLucid” or the “Company”).  The terms of your employment are set forth in this employment letter and will be accompanied by a separate Confidentiality, Inventions and Non-Competition Agreement between the Company and you.

Title/Position:

You will have the title of “Head, Pharmaceutical Operations” and you will report to the Chief Executive Officer.

Compensation:

In this full-time exempt position, you will receive and annualized gross salary of $270,000 per calendar year, paid in accordance with CoLucid’s regular payroll practices.  You will be eligible for an annual bonus of up to 30% of your base salary based on the achievement of written performance criteria established by CoLucid on an annual basis.  For the purposes of your participation under the 2015 Incentive Compensation Program, you will be considered as being eligible as a full 2015 year employee.  You must be employed at the time any bonus is paid in order to have earned such bonus.  All compensation is subject to applicable taxes and deductions.  Your salary and bonus, along with your other terms and conditions of employment, are subject to adjustment at any time.  You will also be eligible to participate in the equity incentive program available for CoLucid management; provided, however, that any grant to you will be in the sole discretion of the Compensation Committee of the Board of Directors.  It will be my recommendation to the Compensation Committee that you be awarded an initial 90,000 incentive stock options at approximately the time of hire with a four year vesting schedule with 25% of the options vesting upon the 12 month anniversary of hire, and the remainder vesting 1/36 every month for the next 36 months.

Benefits and Paid Time Off:

You will be eligible to participate in the various benefit plans the company offers from time to time, subject to eligibility and other provisions of those plans.  Summaries of our current benefits are enclosed.  Please understand that CoLucid provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.  You will be eligible for 120 hours of paid time off (PTO) annually.  PTO will be granted and must be used in accordance with the company’s PTO policy, a copy of which is enclosed.

This employment offer is contingent upon the following items:

➢

You successfully completing, and CoLucid obtaining satisfactory results from, CoLucid’s background check.  This background check will begin once you have officially accepted this conditional offer and have signed and returned the necessary authorization, which will be provided to you before your start date.

➢	You signing and returning the Confidentiality, Inventions and Non-Competition Agreement on or before your start date.
➢

You providing CoLucid with required valid documents for Employment Eligibility Verification (I-9 form) within three days after your start date as required by the Immigration Reform and Control Act of 1986.

Termination Without Cause:

In the event that your employment is terminated by the Company without Cause, then, upon your furnishing to the Company an effective release of all claims in a form acceptable to the Company, (a) the Company shall compensate you (in a lump sum) for any accrued, unused vacation time as of the termination date and continue to pay your then effective salary (less standard deductions and withholdings) in accordance with the Company’s regular payroll practices for a period ending upon the earlier of (i) three months following the termination date or (ii) the date as of which you commence self-employment or employment with another company or business entity, and (b) any Company options held by you that would have vested during the Acceleration Period shall accelerate and become vested as of the termination date, and for this purpose the term “Acceleration Period” means the period beginning on the termination date and ending the 90th day immediately following the termination date.  For purposes of this paragraph, your employment will be considered to have been terminated by the Company without Cause if your employment is involuntarily terminated by the Company in the absence of an event constituting Cause.

For purposes hereof, “Cause” means the occurrence of one or more of the following events: (i) your conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company: (ii) your misappropriation of any of the Company’s property; (iii) your engaging in any fraudulent or dishonest conduct in your dealings with, or on behalf of, the Company; (iv) your failure or refusal to follow the lawful instructions of the Company’s Chief Executive Officer or the Board of Directors (other than any such failure or refusal resulting from your incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten (10) days after the Company provides you with written notice stating the instructions that you have failed or refused to follow; (v) your breach of your obligations under this employment letter or any agreement with the Company and such breach, if curable, remains uncured for a period of ten (10) days after the Company provides you with written notice of such violation; (vii) your engaging in any willful misconduct that is injurious to the financial condition, reputation or goodwill of  the Company; or (viii) your misuse of alcohol or drugs which materially interferes with your performance of your duties for the Company or which is injurious to the reputation or goodwill of the Company.

At-Will Nature of Employment:

While we hope your employment relationship will be mutually beneficial, this letter is not a contract of employment or a guarantee of employment for any specific duration.  Your employment with CoLucid will remain at all times at-will, and either you or we may terminate your employment at any time for any reason, with or without notice.  Regardless any future changes in your job title, responsibilities, salary, benefits, or company policies and practices, our at-will relationship will not change, except by written agreement signed by you and an authorized CoLucid officer.  You also should understand that the compensation and benefits described in this letter are subject to change during your employment at the discretion of CoLucid.

To accept our employment offer, please counter-sign below and return this signed letter and your signed Confidentiality, Inventions and Non-Competition Agreement to me on or before your start date.

This letter and the Confidentiality, Inventions and Non-Competition Agreement sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between CoLucid and you.  This letter will be governed by and construed in accordance with the laws of the State of Massachusetts.

*********************

To acknowledge these terms of employment, please sign below and return the signed letter (either hard copy or electronically).  If you have any questions regarding this letter, please do not hesitate to contact me.

Sincerely,

/s/ Thomas P. Mathers

Thomas P. Mathers
Chief Executive Officer
CoLucid Pharmaceuticals, Inc.

Accepted and agreed:

/s/ Raymond Skwierczynski	09 NOV 2015

Signature	Date

CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETITION AGREEMENT

This Confidentiality, Invention Assignment and Non-Competition Agreement (this "Agreement") is made and entered into as of November 7, 2015 ("Effective Date"), by and between CoLucid Pharmaceutical s, Inc., a Delaware corporation (the “Company"), and Raymond Skwierczynski, Ph.D. ("Employee ").

Background

The Company desires to employ or continue to employ Employee, and Employee desires to be employed or to continue to be employed by the Company. In connection with such employment, the Company and Employee desire to enter into an agreement embodying their agreements with respect to confidential information, invention assignment, non-competition and related matters.

Agreement

In consideration of the service relationship between the Company and Employee, including the compensation and benefits provided to Employee, the parties agree as follows:

1. Confidentiality.

During Employee's employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information, except (a) in the course of Employee's work for and on behalf of the Company, (b) with the prior written consent of the Company or (c) as required by law or judicial process, provided Employee promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets. For purposes of this Agreement:

"Confidential Information" means any and all of the Company's (and its subsidiaries' or affiliates') trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company (and its affiliates) and its business, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, information pertaining to prospective suppliers, pricing information, engineering and technical information, software codes, cost information, data compilations, research and development information, business plans, financial information , personnel information , information received from third parties that the Company has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Employee in rendering services for the  Company  and/or  any  non-public  information  that  the  Company disclosed to Employee prior to Employee's employment with the Company.

Employee agrees that the Company owns the Confidential Information and that Employee has no right, title or interest in any of the Confidential Information. Employee will abide by the Company's policies protecting the Confidential lnformation as such policies may exist from time to time.

At the Company's request or upon termination of Employee 's employment with the Company for any reason, Employee will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Employee's possession , custody or control. Upon termination of Employee 's employment with the Company for any reason, Employee will, if requested by the Company, provide the Company with a signed written statement disclosing whether Employee has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Employee 's possession , custody or control.

Employee's confidentiality/non-disclosure obligations under this Agreement shall continue after the termination of Employee's employment with the Company for any reason. With respect to any particular trade secret information, Employee's confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret, Employee's confidentiality/non-disclosure obligations shall continue for a period of five (5) years after the termination of Employee's employment, and shall not apply to information that becomes generally known to the public through no fault or action of Employee or others who were under confidentiality obligations with respect to such information.

2. Non-Competition and Other Restrictive Covenants.

2.1 Employee acknowledges that, in connection with his employment, he will be entrusted with Confidential Information that the Company has acquired or developed at great expense and that, if used improperly, could cause the Company substantial competitive harm. Therefore, Employee agrees that, during his employment and for 12 months after termination of his employment for any reason:

(a) Employee shall not, directly or indirectly, engage in (including without limitation being employed by, working for, rendering services to or for the benefit of, or advising) a Competitive Business in any research capacity anywhere in the world. Notwithstanding the foregoing, if a Competitive Business is diversified and operates both within and outside the Field, nothing herein is intended to prohibit Employee from being employed by, working for, rendering services to or for the benefit of, or advising such Competitive Business outside the Field.  For purposes of this Agreement:

"Competitive Business" mean s a business other than the Company that researches, develops, makes or sells compounds, products or therapies in the Field.

"Field" means the treatment of migraine headache and/or any other indication actively being pursued by the Company during the period of Employee's employment with the Company.

(b) Employee will not urge, induce or seek to induce any of the Company's independent contractors, consultants, vendors, suppliers or any other person or entity with whom the Company has a business relationship to terminate their relationship with the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person's or entity's business with the Company.

( c ) Employee will not solicit, recruit, hire, employ, attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee, consultant or independent contractor of the Company, or otherwise urge, induce or seek to induce any such person to terminate his/her employment or other relationship with the Company.

(d) Employee will not make or publish any statement or comment that disparages or injures the reputation or goodwill of the Company or any of its officers, directors or employees; provided, however, that nothing in this Section 2.1 (d) i s intended to prohibit Employee from (a) making any disclosures as may be required or compelled by  law or legal process or (b) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by Employee against the Company or the investigation of any complaint against the Company.

2.2 Employee acknowledges and agrees that the covenants contained in this Section 2 prohibit Employee from engaging in certain activities directly or indirectly, whether on Employee's own behalf or on behalf of any other person or entity, and regardless of the capacity in which Employee is acting, including without limitation as an employee, independent contractor, owner, partner, officer, agent, consultant, or advisor.

2.3 In the event Employee violates any of the restrictive covenants contained in this Section 2, the duration of all restrictive covenants shall automatically be extended by the length of time during which Employee was in violation of any such restriction.

2.4 Although Employee and the Company consider the restrictions contained in this Section 2 to be reasonable, particularly given the competitive nature of the Company's business and Employee's position with the Company, Employee and the Company acknowledge and agree that:  (a) if any covenant, su bsection, portion or clause of this Section 2 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement; and (b) if any particular covenant, subsection, provision or clause of this Section 2 is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant, subsection, provision or clause shall automatically be deemed reformed such that the contested covenant, subsection, provision or clause shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. Any court interpreting any such provision of this Agreement shall, if necessary, reform such provision to make it enforceable under applicable law.

3. Company Property.

3.1 Employee acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Employee receives or makes in the course of his employment with the Company (or with the use of Company time, materials, facilities or trade secrets or confidential information) are and shall remain the property of the Company.

3.2 Upon the termination of Employee's service with the Company, or at the Company's request, Employee shall immediately deliver to the Company (a) any and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, electronic data (in whatever form or media), and all copies thereof, in Employee's possession or under Employee's control, whether prepared by Employee or others, containing any Confidential Information; and (b) any and all property or equipment belonging to the Company, including, without limitation, keys, access cards, computers, files and documents.

4. Intellectual Property.

4.1 Employee agrees that any invention, development, concept, enhancement, process, method, improvement or any other creation Employee may develop, invent, discover, conceive or originate, alone or jointly with others, during Employee's employment with the Company and relating to the Company's business, or future business which the Company had under consideration while Employee was employed with the Company (collectively “Inventions");·shall be promptly and fully disclosed by Employee to the Company and shall be the Company's exclusive property. To the extent that the title or rights to any such Inventions may not, by operation of law, vest in the Company, Employee hereby assigns all rights, title and interest in such Inventions to the Company. Employee further agrees to deliver promptly to Company all papers, files, data and other materials relating to any such Inventions. Employee shall, at the request of the Company and without royalty or other consideration, execute, acknowledge and deliver to the Company at its expense such written documents or instruments as may be necessary to assign to the Company all patents and other rights in such Inventions and to vest a!I right, titie and interest to such Inventions in the Company. This Section 4.1 does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

4.2 All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression made or created by Employee, alone or jointly with others, during Employee's employment with the Company and relating to the Company's business, or future business which the Company had under consideration while Employee was employed with the Company (collectively "Works"), shail be the exclusive property of the Company and the Company will have the exclusive right to copyright such Works. Employee agrees that if any Works created while employed by the Company, whether or not created at the direction of the Company, is copyrightable, it will be a "work made for hire," as that term is defined in the copyright laws of the United States. lf, for any reason, any copyrightable Works created by Employee is excluded from that definition, Employee hereby assigns and conveys to the Company all right, title and interest (including any copyright and renewals) in such Works.

4.3 Employee agrees that the Company and its licensees are not required to designate Employee as author, inventor or developer of any Works or Inventions when distributed. Employee further agrees that the Company shall have the sole discretion with regard to how and for what purposes, if any, such Works or Inventions are distributed or used.

4.4 Employee will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Company, at the Company's expense, to perfect and enforce any of its proprietary rights.

4.5 The Company shall have the royalty-free right to use in its business, and to use, make and sell products, processes and/or services derived from, any inventions, discoveries, concepts, and ideas, whether or not patentable, which for whatever reason are determined not to be within the scope of the Inventions defined above but which are conceived or made by Employee during Employee's work for the Company or with use or assistance of the Company's facilities, equipment, Confidential Information or personnel.

5. Miscellaneous.

5.1 Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable  injury to the Company and that money ·damages will not be adequate relief for such  injury and, accordingly, Employee agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages.

5.2 Employee acknowledges and agrees that his obligations under this Agreement shall survive the termination, for whatever reason, of his employment indefinitely unless a shorter survival period is expressly provided herein or mandated by applicable law, and (b) be construed as independent covenants with the effect that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Employee 's obligations under this Agreement or to preclude the Company from enforcing this Agreement.

5.3 This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by (a) mutual agreement of the parties in a written instrument executed by Employee and a duly authorized officer of the Company or (b) reformation by a court as provided in Section 2.

5.4 Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to the Company:

CoLucid Pharmaceuticals, Inc.
222 Third Street
Cambridge, MA 02142
Attention: Chief Executive Officer

lf to Employee:

Raymond Skwierczynski, Ph.D.
(address redacted)

A notice, delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.

5.5 The rights of the Company under this Agreement shall inure to the benefit of and be binding upon any and all successors and assigns of the Company, including without limitation by asset sale, merger, consolidation or other reorganization. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets that succeeds to this Agreement , by operation of law or otherwise.

5.6 This Agreement may be executed i n one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted by facsimile or other electronic means shail be effective the same as original signatures for execution of this Agreement.

5.7 Failure to insist upon strict compliance with ·any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

5.8 To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Massachusetts, notwithstanding any state's choice-of-law or conflicts-of-law rules to the contrary. This Agreement is intended, among other things, to supplement the common law and/or any applicable statute or other law protecting trade secrets and/or confidential information, and the duties Employee owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Suffolk County, Massachusetts, or in the United States District Court for the District of Massachusetts, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

5.9 This Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be drafted.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement, intending it to be effective as of the Effective Date.

COMPANY	EMPLOYEE
Thomas P. Mathers, Chief Executive Officer	RAYMOND SKWIERCZYNSKI, PH.D.